EXHIBIT 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

525 UNIVERSITY AVENUE

PALO ALTO, CALIFORNIA 94301

TEL: (650) 470-4500

FAX: (650) 470-4570

www.skadden.com

August 6, 2015

Zynga Inc.

699 Eighth Street

San Francisco, California 94103

Re:	Zynga Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Zynga Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of an aggregate of 54,351,604 shares (the “Plan Shares”) of the Company’s Class A common stock, par value $0.00000625 (the “Common Stock”) authorized for issuance, consisting of (i) 36,234,403 shares of Common Stock authorized for issuance pursuant to the Company’s 2011 Equity Incentive Plan, as amended on June 11, 2015 (the “2011 EIP”), and (ii) 18,117,201 shares of Common Stock authorized for issuance pursuant to the Company’s 2011 Employee Stock Purchase Plan, as amended on August 15, 2012 (together with the 2011 EIP, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

Zynga Inc.

August 6, 2015

In rendering the opinion stated herein, we have examined and relied upon the following: (a) the Registration Statement in the form to be filed with the Commission on the date hereof; (b) the Amended and Restated Articles of Incorporation of the Company; (c) the Amended and Restated Bylaws of the Company, as certified by Devang S. Shah, Secretary of the Company; (d) the Plans; and (e) certain resolutions of the Board of Directors of the Company and Stockholders of the Company relating to the approval of the Plans, the filing of the Registration Statement and certain related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that (i) the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and (iii) that the consideration recited in the resolutions of the Board of Directors of the Company approving the issuance of the Plan Shares will be received in full by the Company. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement evidencing the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the

Zynga Inc.

August 6, 2015

Company’s transfer agent; (ii) the issuance of the Plan Shares will be properly recorded in the books and records of the Company; (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the applicable Plan will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto, and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plans shall not be less than the per share par value of the Plan Shares.

We do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions).

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Plan Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the terms of the Plans and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP